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                                                                 EXHIBIT 3.1(a)


                               CERTIFICATE OF AMENDMENT
                                          OF
                                 AMENDED AND RESTATED
                             CERTIFICATE OF INCORPORATION
                                          OF
                               EARTHLINK NETWORK, INC.

                       ________________________________________

                               Pursuant to Section 242
                        of the General Corporation Law of the
                                  State of Delaware
                       _______________________________________

          The undersigned, EARTHLINK NETWORK, INC. (the "Corporation"), a corporation existing under and by virtue of the General Corporation Law of the State of Delaware, as amended, desiring to give notice of corporate action effectuating amendment of its Amended and Restated Certificate of Incorporation,

          DOES HEREBY CERTIFY:

          FIRST: That the Board of Directors of the Corporation, as of November 15, 1996, duly adopted resolutions setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a special meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the amendment is as follows:

          "RESOLVED FURTHER, that the existing Amended and Restated Certificate of Incorporation of the Corporation be amended by inserting the following as Article XV thereof:

                    'XV.  STOCK COMBINATION (REVERSE STOCK SPLIT)

                    Upon filing of the Certificate of Amendment of the
               Amended and Restated Certificate of Incorporation effecting this Section XV, each two shares of Common Stock of the Corporation issued and outstanding immediately prior to such filing shall be combined into one share of Common Stock, $.01 par value per share (the "New Common Stock"). Fractional shares of New Common Stock to which any stockholder would be entitled as a result of the foregoing calculation shall be canceled in exchange for cash in lieu of such fractional share. With respect to each such fractional share, cash shall be paid therefor in an amount equal to the fair market value of a share of New Common Stock on the effective date of the Stock Combination contemplated by this Article XV, as determined by the Corporation's Board of Directors

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               in its sole discretion, multiplied by such fraction.'"


          SECOND: That thereafter, pursuant to resolution of the Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

          THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its President this 2nd day of December, 1996.

                                   EARTHLINK NETWORK, INC.


                                   By:  /s/ CHARLES G. BETTY
                                        --------------------
                                        Charles G. Betty
                                        President